Filed pursuant to Rule 433

Registration Statement No. 333-161470

Final Term Sheet

September 7, 2010

THE HOME DEPOT, INC.

$500,000,000 3.95% Senior Notes due 2020

$500,000,000 5.40% Senior Notes due 2040

Issuer:	The Home Depot, Inc.

Title of Securities:	3.95% Senior Notes due September 15, 2020 (“Notes due 2020”) 5.40% Senior Notes due September 15, 2040 (“Notes due 2040”)

Principal Amount:	Notes due 2020: $500,000,000 Notes due 2040: $500,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa1 (stable) / BBB+ (stable) / BBB+ (stable)

Trade Date:	September 7, 2010

Settlement Date (T+3):	September 10, 2010

Maturity Date:	Notes due 2020: September 15, 2020 Notes due 2040: September 15, 2040

Interest Payment Dates:	Notes due 2020: Semi-annually on each March 15 and September 15, commencing March 15, 2011 Notes due 2040: Semi-annually on each March 15 and September 15, commencing March 15, 2011

Optional Redemption:

Notes due 2020: Prior to June 15, 2020, make-whole call at T+20 bps; par call on and after June 15, 2020

Notes due 2040: Prior to March 15, 2040, make-whole call at T+25 bps; par call on and after March 15, 2040

Treasury Benchmark:	Notes due 2020: 2.625% due August 15, 2020 Notes due 2040: 4.375% due May 15, 2040

Benchmark Yield:	Notes due 2020: 2.616% Notes due 2040: 3.670%

Spread to Benchmark:	Notes due 2020: +135 bps Notes due 2040: +175 bps

Reoffer Yield:	Notes due 2020: 3.966% Notes due 2040: 5.420%

Coupon:	Notes due 2020: 3.95% per annum Notes due 2040: 5.40% per annum

Price to Public:	Notes due 2020: 99.868% Notes due 2040: 99.704%

CUSIP/ISIN:	Notes due 2020: 437076AT9 / US437076AT91 Notes due 2040: 437076AU6 / US437076AU64

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:

Goldman, Sachs & Co.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

RBC Capital Markets Corporation

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Citigroup Global Markets Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-(800) 294-1322, (ii) J.P. Morgan Securities LLC collect at 1-(212) 834-4533 or (iii) Morgan Stanley & Co. Incorporated toll-free at 1-(866) 718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.